AMENDMENT NO. 1 to
AGREEMENT AND PLAN OF MERGER

THIS IS AMENDMENT NO. 1 to the AGREEMENT AND PLAN OF MERGER, dated March 1, 2007, by and among SFG Financial Corporation, a Delaware corporation ("SFG"), COESfx Acquisition Corp., a New York , corporation and wholly-owned subsidiary of SFG ("Merger Subsidiary"), and COESfx Holdings, Inc., a New York corporation ("COESfx") (the “Amendment Agreement”).

RECITALS

COESfx, SFG and Merger Subsidiary have previously entered into an Agreement and Plan of Merger (the “Merger Agreement”) and wish to change one of the provisions of the Merger Agreement.

NOW THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, agree as follows:

1.   Section 1.3(b) of the Merger Agreement shall be amended to read in its entirety as follows:

“(b) All stock options, warrants, convertible debt, other convertible securities or other rights to acquire COESfx Common Stock at an exercise or conversion, as applicable, price of no less than $0.20 per share (collectively, the “COES Convertible Securities”) and Non-Exempt COESfx Convertible Securities outstanding at the Effective Time, whether or not vested (all of which are listed on Schedule 1.3(b) hereto), shall remain outstanding following the Effective Time but shall be assumed by SFG. Non-Exempt COESfx Convertible Securities and COESfx Convertible Securities shall continue to have, and be subject to, the same terms and conditions as set forth in the documents underlying such Non-Exempt COESfx Convertible Securities and COESfx Convertible Securities. Non-Exempt COESfx Convertible Securities and COESfx Convertible Securities will be convertible into SFG Shares at the rate of 8.0808554 SFG Shares for each share of COESfx Common Stock to which they would otherwise be entitled, which shares shall be issued from a reserve set aside for such purpose from the Merger Consideration. COESfx Convertible Securities will be exercisable or convertible, as appropriate, as set forth in the underlying documents and shall be an obligation of SFG without regard to the reserve set aside from the Merger Consideration. Notwithstanding anything else contained in this Agreement, shares of COESfx Series A Participating Convertible Preferred Stock (the “Preferred Stock”) shall remain issued and outstanding and registered and owned by the holder thereof immediately prior to the Effective Time and shall not be considered “Non-Exempt COESfx Convertible Securities.”

2.   Section 1.4(e) of the Merger Agreement shall be amended to read in its entirety as follows:

“(e) Immediately prior to the Effective Time, SFG will have no more than 5,513,856 shares of SFG common stock outstanding. Immediately prior to the Closing, SFG will have no stocks, options, warrants, convertible debt, other convertible securities or other rights to acquire any equity of SFG shares outstanding other than rights granted to COESfx shareholders and Concord pursuant to this Agreement, rights to receive SFG Shares upon conversion of the Preferred Stock described in Section 6.2(m), the irrevocable rights to Concord in Section 1.3(c), rights to Concord as described Section 6.2(m) upon completion of the Financing and warrants issued to Concord and SFG as described in Section 6.2(n). Immediately after the Closing, there will be approximately 367,590,400 common shares of SFG Shares issued and outstanding (including shares to be issued under the Irrevocable Rights) and the Concord rights described in Section 1.3(c) exclusive of shares held in a reserve for issuance in connection with the exercise or conversion, as appropriate, of the COESfx Convertible Securities, the warrants issued pursuant to Section 6.2(n) and the Preferred Stock. In addition, upon the filing of the Amend COI, additional shares will be issued to Concord pursuant to Section 6.2(m).”

3.   Section 1.9 of the Merger Agreement shall be amended to read in its entirety as follows:

“1.9 Amendments to SFG’s Articles of Incorporation. As soon as practicable after the Effective Time, SFG shall amend its Articles of Incorporation to (i) change its name to XLFX Holdings Inc. (ii) increase its authorized capital stock from 100,000,000 to 500,000,000 common shares; and (iii) approve a 1 for 7.351808 reverse split of the issued and outstanding SFG shares outstanding immediately after the Effective Time (“Reverse Split”). The Articles of Amendment to be filed pursuant to this. Section 1.9 shall be substantially in the form of Exhibit B attached hereto (the “Amended COI”).”

4.   Section 3.6 of the Merger Agreement shall be amended to read in its entirety as follows:

“3.6 Best Efforts to Obtain Shareholder Approval. Each party shall promptly upon execution of this Merger Agreement use its best efforts, to the extent required by this Agreement, to prepare all documents and prepare all filings necessary to obtain the approval of its respective shareholders of the transactions contemplated by this Agreement and the approval of the Amended COI. SFG shall promptly AFTER THE Effective Time prepare and file with the United States Securities and Exchange Commission (“SEC”) a preliminary proxy statement with respect to seeking approval of the shareholders of SFG of the Amended COI. Each party will as soon as possible hold a shareholders’ meeting of its respective shareholders to approve the transactions and other requirements of each party contemplated by this Agreement.”

5.   Section 4.3 of the Merger Agreement shall be amended to read in its entirety as follows:

“4.3 Capitalization. The authorized capital stock of COESfx consists of (i) 100,000,000 shares of common stock, $0.001 par value, of which 43,478,874 shares are issued and outstanding, and (ii) 5,071,816 shares to be issued upon the exercise of outstanding warrants and options. No shares of COESfx preferred stock have been issued. On or prior to the Closing Date it is anticipated that 2,000 shares of Series A Participating Preferred Stock (“COESfx Preferred Stock”) shall be outstanding. All of the issued and outstanding shares of COESfx capital stock are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights. At the Effective Time, all of the issued and outstanding shares of COESfx Common Stock will be converted into the right to receive SFG Shares issued or issuable as part of the Merger Consideration. Shares of COESfx Preferred Stock shall remain outstanding. There are no voting trusts or any other agreements or understandings with respect to the voting of COESfx's capital stock except as contemplated in this Agreement.”

6.   The Initial paragraph of Section 5.3 of the Merger Agreement shall be amended to read in its entirety as follows:

5.3 Capitalization. (a) SFG's authorized capital stock consists of 100,000,000 shares of common stock, of which 5,513.856 shares are issued and outstanding. As soon as practicable after the Closing, SFG shall amend its Articles of Incorporation by the filing of the Amended COI subject to compliance with all applicable Legal Requirements. Immediately prior to the Effective Time, SFG will have no more than 5,513,856 shares of SFG common stock outstanding. Immediately prior to the Closing, SFG will have no stocks, options, warrants, convertible debt, other convertible securities or other rights to acquire any equity of SFG outstanding, other than rights granted to COESfx shareholders pursuant to this Agreement, rights to issue common stock upon conversion of the Preferred Stock described in Section 6.2(m), the irrevocable rights issued to Concord as described in Section 1.3(c), rights to Concord as described in Section 6.2(m) upon completion of the Financing and warrants issued to Concord and SFG as described in Section 6.2(n). Immediately after the Closing, there will be approximately 367,590,400 common shares of SFG issued and outstanding (including shares to be issued under the Irrevocable Rights, SFG Shares held in reserve for the exercise of Non-Exempt COES Convertible Securities and the Concord irrevocable rights described in Section 1.3(c), exclusive of shares issuable in connection with the exercise or conversion, as appropriate, of the COES Convertible Securities, the warrants issued pursuant to Section 6.2(n), the Ppreferred Stock and SFG Shares issuable to Concord pursuant to Section 6.2(m).

7.   Section 5.3(c) of the Merger Agreement shall be amended to read in its entirety as follows:

“(c) Except for SFG Shares to be issued upon the Merger and SFG Shares to be issued on the filing of the Amended COI to COESfx shareholders, SFG Shares to be issued upon the exercise of the COESfx Convertible Securities, shares of common stock to be issued upon conversion of the Preferred Stock issued in the Financing described in Section 6.2(m), the irrevocable rights issued to Concord as described in Section 1.3(c) and warrants issued to Concord and SFG as described in Section 6.2(n), there are no outstanding or authorized options, rights, warrants, calls, convertible securities, rights to subscribe, conversion rights, or other agreements or commitments to which SFG is a party or which are binding upon SFG providing for the issuance or transfer by SFG of additional shares of SFG's capital stock and SFG has not reserved any shares of its capital stock for issuance, nor are there any outstanding stock option rights, phantom equity or similar rights, contracts, arrangements or commitments to issue capital stock of SFG. There are no voting trusts or any other agreements or understandings with respect to the voting of SFG's capital stock. There are no obligations of SFG to repurchase, redeem, or otherwise re-acquire any shares of its capital stock as of the Closing.”

8.   Section 6.1 (b) of the Merger Agreement shall be amended to read in its entirety as follows:

“(b) At or prior to the Closing, the Financing shall have been successfully completed and COESfx shall receive proceeds from the Financing of no less than $1,800,000 in net cash free and clear of any Encumbrance.

9.    Section 6.2 (m) of the Merger Agreement shall be amended to read in its entirety as follows:

“(m) The New Board will agree in writing that in the event that on or before the Closing Date, Concord and/or parties affiliated with them (“Concord Affiliates”) provide or arrange for the purchase of $2,000,000 of Preferred Stock of COESfx (on terms and conditions set forth in the form of Amendment to Certificate of Incorporation attached hereto as Exhibit D)(the “Financing”), Concord or parties designated by it, immediately after the filing of the Amended COI, will be issued post reverse split shares of SFG Common Stock in a number which when combined with the number of SFG Shares receivable upon conversion of the Preferred Stock equals a total of 14,666,322 and paid a maximum of $200,000 in cash. If any funding is provided after the Termination Date (as defined below), the parties will mutually agree on the compensation to be paid to the Concord Affiliates. For purposes of this section, the “Termination Date” shall be defined as the date which is the earlier of (i) that date which is 60 days after the Closing or (ii) the closing date of any material non-recurring transaction (such as a business combination transaction, merger, acquisition and/or reorganization other than the Financing, but specifically excluding any internal efforts resulting in sales growth) that materially increases the assets, income and/or equity value of SFG and/or COESfx.”

All other terms and conditions of the Merger Agreement remain in full force and effect, without addition, deletion or modification.

IN WITNESS WHEREOF, SFG and COESfx have executed, or caused to be executed by their duly authorized representatives, this Agreement as of March , 2007.

SFG FINANCIAL CORPORATION	COESFX HOLDINGS, INC.
A Delaware corporation	A New York corporation

By: /s/ John A. Dugan	By: /s/ Michael Frey

Title: Chairman	Title: Chief Executive Officer

COESFX ACQUISITION CORP.
A to be Formed New York corporation

By:  /s/ Michael Frey

Title:  Chief Executive Officer